EXHIBIT A14

                     THE NEW AMERICA HIGH INCOME FUND, INC.



                              ARTICLES OF AMENDMENT


                  The New America High Income Fund, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that the Articles Supplementary to the Corporation's Articles of Amendment and Restatement relating to the Corporation's Series A Auction Term Preferred Stock ("ATP Series A") and Series B Auction Term Preferred Stock ("ATP Series B", and together with ATP Series A, the "ATP"), as heretofore amended, (the "Articles Supplementary") are hereby amended in the manner set forth below.

         FIRST: Part I of the Articles Supplementary is hereby further amended by replacing current Section 18(ww)(v) with new Section 18(ww)(v) as follows:

                  " (v) Rule 144A Securities: The Moody's Discount Factor applied to Rule 144A Securities will be 130% of the Moody's Discount Factor which would apply were the securities registered under the 1933 Act."

         SECOND: Part I of the Articles Supplementary is hereby further amended by replacing current Section 18(xx)(iv) with new Section 18(xx)(iv) as follows:

                  " (iv) Corporate debt securities will be included in Moody's Eligible Assets if (A) such securities are rated Caa or higher by Moody's; (B) the senior unsecured rating of the issuer's corporate bonds is higher than B3; (C) such securities provide for the periodic payment of interest in cash in U.S. dollars;
                  (D) such securities do not provide for conversion or exchange into equity capital at any time over their lives; (E) for debt securities rated Ba1 and below, no more than 10% of the original amount of such issue may constitute Moody's Eligible Assets; and (F) such securities have been registered under the Securities Act or are restricted as to resale under federal securities laws but are eligible for resale pursuant to Rule 144A under the Securities Act as determined by the Fund's adviser acting subject to the supervision of the Fund's Board of Directors. Rule 144A Securities held by the Corporation will qualify as Moody's Eligible Assets only up to a maximum of 25% of the aggregate Market Value of all assets constituting Moody's Eligible Assets."

         THIRD: A majority of the Board of Directors of the Corporation has approved the foregoing amendments to the charter.




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         FOURTH: No stock entitled to vote on the foregoing amendments to the charter was outstanding or subscribed for at the time of the approval of such amendments by the Board of Directors of the Corporation.

         FIFTH: These Articles shall be effective on the date the State Department of Assessments and Taxation of Maryland accepts the Articles for record.




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         IN WITNESS WHEREOF The New America High Income Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President (or its Vice President) and its corporate seal to be hereunto affixed and attested by its Secretary (or its Assistant Secretary) as of this 8th day of September, 1997.

         The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his or her knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.



[Affix corporate seal]                            THE NEW AMERICA HIGH INCOME
                                                  FUND, INC.


Attest:


/s/ Jackson B.R. Galloway                         By:  /s/ Ellen E. Terry
------------------------------------------        ------------------------------
Jackson B.R. Galloway, Assistant Secretary        Ellen E. Terry, Vice President









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